Poster P4.4-022

Impact of Riluzole Therapy on Morbidity Outcomes (Invasive Ventilation & Tracheostomy) in Amyotrophic Lateral Sclerosis: A Claims-Based Comparative Effectiveness Analysis

Gilbert J. L'Italien,[1] Irfan A. Qureshi,[1] Zachary Simmons,[2] Harsh Dandona,[3] Robert Berman[1]

[1]Biohaven Pharmaceuticals, New Haven, CT, USA; [2]Penn State Hershey Medical Center, Hershey, PA, USA; [3]QRAL Group, Great Neck, NY, USA

Introduction

- The causes and pathogenesis of amyotrophic lateral sclerosis (ALS) remain poorly understood. Historical studies[1-3] suggest that riluzole, a licensed medication, improves survival; but, few recent studies exist that demonstrate the real-world clinical benefit of sustained riluzole therapy in terms of morbidity outcomes. Results from a study to assess the comparative effectiveness of riluzole therapy in a managed care population of patients with ALS are presented here.

Hypothesis

- Patients who are highly adherent to riluzole treatment exhibit favorable morbidity outcomes compared with untreated patients.

Methods

- The study population was derived from the Symphony Health Database, a large managed care database comprised of data about more than 270 million individuals. The study period ranged from December 1, 2012, to November 30, 2017. Patients with a diagnosis of ALS by International Classification of Diseases, Ninth Revision, Clinical Modification (ICD-9-CM) or ICD-10-CM diagnostic code during the study period and patients with a non-ALS diagnosis who had been dispensed >90 days' supply of riluzole were included in the analysis. High compliance/adherence was defined as patients who exhibited medication possession ratios (MPR) ≥0.75 (75% compliant to regimen). The untreated population was defined as patients with an ALS diagnosis either never treated or treated <90 days. Morbidity outcome was defined as time to invasive ventilation or tracheostomy (IV/T). This composite outcome was deemed internally consistent because of the close temporal association between invasive ventilation and tracheostomy in clinical practice.
- Cox regression models were conducted to derive univariate and fully adjusted hazard ratios (HRs) for time to IV/T (Current Procedural Terminology [CPT], ICD-9, or ICD-10 derived).
- Candidate variables for the regression model included sex, bulbar, cognitive, pulmonary, nutritional, oncologic, infectious cardiac, renal, hepatic, diabetic, and lifestyle risk factors as predictive of morbidity outcomes. These risk factors were selected based on clinical judgment as to the determinants of outcome. These were identified in the claims data via CPT code, National Drug Code, and ICD-9 or ICD-10 diagnostic codes.

Results

- A total of 43,134 patients met the inclusion criteria. There were a total of 2,791 IV/T events after 5 years of follow-up.
- Approximately 27% of untreated patients received riluzole for <90 days, and 14% of patients exhibited MPRs <0.75. **Table 1** displays crude event rates and 95% confidence intervals (CIs) for the highly compliant and untreated cohorts.
- As shown in **Table 1**, IV/T event rates were significantly greater for untreated patients than those who were highly compliant with regimen ($P<0.001$). Among treated patients, more than 84% exhibited MPRs ≥0.75.
- The frequency distribution of candidate model covariates are shown in **Table 2**. The percentage of patients with the covariate was significantly greater among those patients who experienced the event than among those who did not ($P<0.0001$).
- **Table 3** provides the univariate Cox model for riluzole treatment. High compliance treatment confers a 17% reduction in risk for IV/T.
- Fully adjusted Cox models for time to IV/T are provided in **Table 4**. Following adjustment for covariates, high compliance treatment confers a 13% reduction in risk for IV/T ($P=0.007$).

Table 1. Crude 5-Year IV/T Event Rates

Riluzole Exposure	Total Sample	No. of Events	Event Rate, %	–95% CI, %	+95% CI, %
Untreated	30,320	2,067	6.80	6.52	7.08
>90 days and MPR ≥0.75	12,814	724	5.70	5.30	6.10
					$P<0.001$

Table 2. Model Covariates – Event = IV/T

Covariate	Event = No, %	Event = Yes %
Sex, male	56	63
Bulbar involvement	34	61
Memory loss/dementia/ cognitive impairment	7	10
Weight loss/dehydration/ malnutrition	15	41
Pulmonary embolism/ deep vein thrombosis	2	9
Heart disease/pacemaker/ defibrillator	8	20
Chronic obstructive pulmonary disease	7	20
Kidney disease (renal insufficiency)	5	11
Liver disease	2	4
Malignancy/cancer	27	31
Diabetes	14	26
Tobacco use/smoking	10	17
Alcohol abuse	3	6
Infections	21	64
		$P<0.0001$

Table 3. Univariate Cox Model – Event = IV/T High MPR Riluzole Exposed vs Untreated

HR	Lower 0.95	Upper 0.95	*P*-value
0.83	0.76	0.91	<0.00001

Table 4. Fully Adjusted Cox Model – Event = IV/T High MPR Riluzole Exposed vs Untreated

Covariate	HR	CI (Lower)	CI (Upper)	*P*-value
Bulbar involvement	1.56	1.41	1.72	<0.00001
Memory loss/dementia/ cognitive impairment	0.50	0.40	0.61	<0.00001
Pulmonary embolism/ deep vein thrombosis	1.28	1.04	1.58	0.02223
Chronic obstructive pulmonary disease	1.28	1.11	1.48	0.00070
Malignancy/cancer	0.47	0.41	0.53	<0.00001
Tobacco use/smoking	0.66	0.56	0.78	<0.00001
Infections	3.90	3.51	4.33	<0.00001
Riluzole >90 days and MPR >0.75	**0.87**	**0.79**	**0.96**	**0.00760**

Conclusions

- In this 5-year real-world analysis, clinical benefits in reducing time to IV/T were seen among highly compliant patients treated with riluzole.
- Multivariate regression modeling identified bulbar, cognitive, pulmonary, oncologic, infectious, and lifestyle risk factors as predictive of morbidity outcome.
- Optimal adherence to regimen, as defined by MPRs ≥75%, is associated with a clinically significant morbidity benefit in patients with ALS.

Limitations

- Retrospective claims database.
- Subject to left censoring (information prior to plan enrollment is not captured).

To download a copy of this poster, scan code.

Copies of this poster obtained through Quick Response (QR) Code are for personal use only and may not be reproduced without permission from the author of this poster.

References: 1. Miller RG, Mitchell JD, Moore DH. *Cochrane Database Syst Rev.* 2012;(3):CD001447. 2. Fang T, Khleifat AA, Meurgey JH, et al. *Lancet Neurol.* 2018;17:416-422. 3. Mandrioli J, Malerba SA, Beghi E, et al. *J Neurol.* 2018;265:817-827.

Disclosures: GJL, IAQ, and RB are employees and shareholders of Biohaven Pharmaceuticals; ZS and HD are paid consultants to Biohaven. Contact: gilbert.litalien@biohavenpharma.com

2019 American Academy of Neurology (AAN) Annual Meeting | May 4-10 | Philadelphia, PA